As filed with the Securities and Exchange Commission on May 14, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0214719
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Pitts Bay Road Pembroke HM08, Bermuda (441) 296-5858	Not Applicable
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Zip Code)

Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan

(Full title of the plan)

National Registered Agents, Inc.

1090 Vermont Avenue, NW, Suite 910

Washington, DC 20005

(800) 767-1553

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jay S. Bullock Executive Vice President and Chief Financial Officer Argo Group International Holdings, Ltd. 110 Pitts Bay Road Pembroke HM08, Bermuda (441) 296-5858	Roger D. Rhoten Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 (312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, par value $1.00 per share	4,257,800 shares (2)	$45.56 (3)	$193,985,368 (3)	$24,985.32

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, merger, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	Represents (i) 2,800,000 shares of common stock initially reserved for future issuance pursuant to the Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan and (ii) 1,457,800 shares of common stock that remained available for issuance under the Argo Group International Holdings, Ltd. 2007 Long-Term Incentive Plan immediately prior to stockholder approval of the Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan on May 6, 2014.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the registrant’s shares of common stock on May 7, 2014, as quoted on the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Argo Group International Holdings, Ltd. (the “Company”) with the Commission (Commission File No. 001-15259) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2013, filed with the Commission on February 28, 2014;

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended on March 31, 2014, filed with the Commission on May 8, 2014;

(c) The Company’s Current Report on Form 8-K filed with the Commission on March 10, 2014; and

(d) The description of the Company’s common stock, par value $1.00 per share, included on Form 8-A/A filed pursuant to Section 12(b) of the Exchange Act on August 6, 2007, as amended.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters in connection with the common stock covered by this Registration Statement are being passed upon for the Company by Conyers Dill & Pearman Limited, Bermuda. David J. Doyle, a director at Conyers Dill & Pearman Limited, is the Secretary of the Company.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of Bermuda.

Under the Company’s Bye-Laws, the Company’s directors and officers (including any individual appointed to any committee by the Company’s Board of Directors) for the time being acting in relation to any of the affairs of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and every one of them, and their heirs, executors and administrators, shall be indemnified and held harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any monies or effects belonging to the Company shall or may be delivered or deposited for safe custody, or for insufficiency or deficiency of any security upon which any monies of or belonging to the Company shall be deposited or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said individuals.

Under the Company’s Bye-Laws, each member of the Company and the Company agree to waive any claim or right of action he or it might have, whether individually or by or in the right of the Company, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action, in the performance of his duties, or supposed duties, with or for the Company; provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Company’s Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, liquidator or trustee to repay such amount unless it shall ultimately be determined that the individual is entitled to be indemnified by the Company as authorized in the Bye-Laws or otherwise pursuant to the laws of Bermuda.

The Company maintains officer and director liability insurance insuring such persons against liabilities incurred in the discharge of their duties and also insuring the Company against its indemnification obligations.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits. Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bermuda, on May 14, 2014.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By:	/s/ Mark E. Watson III
Name: Mark E. Watson III
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Mark E. Watson III and Jay S. Bullock, and each and any of them, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to him to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorney or his substitute or substitutes shall do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 14, 2014.

Signature	Title

/s/ Mark E. Watson III	President, Chief Executive Officer and Director
Mark E. Watson III	(Principal Executive Officer)

/s/ Jay S. Bullock	Executive Vice President and Chief Financial Officer
Jay S. Bullock	(Principal Financial Officer)

/s/ F. Sedgwick Browne	Director
F. Sedgwick Browne

/s/ H. Berry Cash	Director
H. Berry Cash

/s/ Hector DeLeon	Director
Hector DeLeon

/s/ Nabil El-Hage	Director
Nabil El-Hage

/s/ Mural R. Josephson	Director
Mural R. Josephson

/s/ Kathleen A. Nealon	Director
Kathleen A. Nealon

/s/ John R. Power, Jr.	Director
John R. Power, Jr.

/s/ John H. Tonelli	Director
John H. Tonelli

/s/ Gary V. Woods	Director
Gary V. Woods

/s/ Craig S. Comeaux	Authorized Representative in the United States
Craig S. Comeaux

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report of Argo Group on Form 8-K filed with the Securities and Exchange Commission on August 8, 2007).

4.2	Bye-Laws of the Registrant (incorporated by reference to Appendix I to Argo Group’s Proxy Statement for the 2010 Annual General Meeting of Shareholders filed with the Securities and Exchange Commission on March 15, 2010).

5.1	Opinion of Conyers Dill & Pearman.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

99.1	Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan (incorporated by reference to Appendix I to Argo Group’s Proxy Statement for the 2014 Annual General Meeting of Shareholders filed with the Securities and Exchange Commission on March 7, 2014).